Exhibit 10.1

BORROWING BASE REDETERMINATION AGREEMENT AND
SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This BORROWING BASE REDETERMINATION AGREEMENT AND SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of May 6, 2020, is among COMSTOCK RESOURCES, INC. (the “Borrower”), the Lenders (as defined below) party hereto, and BANK OF MONTREAL, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

PRELIMINARY STATEMENT

A.

The Borrower, the Administrative Agent, the Lenders and certain other parties have entered into that certain Amended and Restated Credit Agreement dated as of July 16, 2019 (as amended by that certain Borrowing Base Redetermination Agreement and First Amendment to Amended and Restated Credit Agreement dated November 27, 2019, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) pursuant to which the Lenders have, subject to the terms and conditions set forth therein, made certain credit available to and on behalf of the Borrower.

B.

The Borrower has provided the necessary Reserve Report in order for the Administrative Agent and the Lenders to complete the spring 2020 Scheduled Redetermination of the Borrowing Base and, after reviewing such Reserve Report, the Administrative Agent and the Lenders have recommended decreasing the Borrowing Base from $1,575,000,000 to $1,400,000,000.

C.

Pursuant to Section 2.8(d) of the Credit Agreement, in connection with the reduction in the Borrowing Base pursuant to this Amendment to an amount that is less than the Aggregate Maximum Credit Amount, the Aggregate Maximum Credit Amount shall be automatically and permanently reduced to $1,400,000,000 (subject to any increase of the Aggregate Maximum Credit Amount in accordance with Section 2.23 of the Credit Agreement).

D.	The Borrower, the Administrative Agent and the Lenders party hereto desire to enter into this Amendment, to among other things, make certain amendments to the Credit Agreement.
E.

Subject to the terms and conditions of this Amendment, the Lenders, the Administrative Agent and the Borrower have entered into this Amendment in order to redetermine the Borrowing Base and to amend the Credit Agreement, all as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein and other good and valuable consideration, the parties agree as follows:

Section 1.Definitions.  Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement.

Section 2.Redetermination of the Borrowing Base and Reduction of the Aggregate Maximum Credit Amount.

(a)Effective as of the Amendment Effective Date (as defined below), the Borrowing Base shall be decreased to $1,400,000,000 in accordance with Section 2.4(b) of the Credit Agreement, which Borrowing Base shall remain in effect until otherwise redetermined or adjusted in accordance with the Credit Agreement.  Both the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, agree that the foregoing redetermination of the Borrowing Base pursuant to this Section 2(a) shall constitute the regularly scheduled spring 2020 Scheduled Redetermination of the Borrowing Base and shall not constitute an Interim Redetermination.

(b)In accordance with Section 2.8(d) of the Credit Agreement, upon the reduction of the Borrowing Base pursuant to Section 2(a) above to an amount that is less than the Aggregate Maximum Credit Amount, the Aggregate Maximum Credit Amount shall be automatically and permanently reduced to $1,400,000,000 (subject to any increase of the Aggregate Maximum Credit Amount in accordance with Section 2.23 of the Credit Agreement), ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 3.Amendments to the Credit Agreement.  Effective as of the Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a)Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms therein in appropriate alphabetical order:

“Excess Cash” means, at any time, the aggregate cash and Cash Equivalent Investments of the Borrower and its Restricted Subsidiaries (other than Excluded Cash) in excess of $75,000,000.

“Excluded Cash” means (a) any cash or Cash Equivalent Investments of the Borrower or any Restricted Subsidiary in an Excluded Account, (b) any cash or Cash Equivalent Investments held by the Administrative Agent as cash collateral pursuant to this Agreement or any other Loan Documents and (c) checks issued, wires initiated, or automated clearing house transfers initiated, in each case (i) solely to the extent issued or initiated to satisfy bona fide expenditures of the Borrower or any Restricted Subsidiary and (ii) on account of transactions not prohibited under this Agreement and in the ordinary course of business.

(b)Section 1.1 of the Credit Agreement is hereby amended by amending and restating the Borrowing Base Utilization Grid in the definition of “Applicable Margin” therein to provide as follows:

Borrowing Base Utilization Percentage	≤25.0%	>25%, but ≤50%	>50%, but ≤75%	>75% but ≤90%	>90%
Base Rate Loans	1.25%	1.50%	1.75%	2.00%	2.25%
Eurodollar Loans	2.25%	2.50%	2.75%	3.00%	3.25%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

(c)Section 2.3 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (E) therein, (ii) replacing the period at the end of clause (F) therein with “; and”, and (iii) inserting a new clause (G) therein to provide as follows:

“(G)the total cash and Cash Equivalent Investments of the Borrower and its Restricted Subsidiaries (without regard to the requested Borrowing) and the pro forma cash and Cash Equivalent Investments of the Borrower and its Restricted Subsidiaries (giving effect to the requested Borrowing).”

(d)Section 2.4(f) of the Credit Agreement is hereby amended by deleting in its entirety the proviso at the end of the first sentence therein (including the semicolon immediately preceding such proviso, but retaining the period at the end of such first sentence).  (For the avoidance of doubt, the Borrower acknowledges and agrees that upon the issuance of any Permitted Debt the proceeds of which are used to Redeem Preferred Stock, the Borrowing Base then in effect shall be reduced in accordance with the remaining provisions of Section 2.4(f) of the Credit Agreement without regard to the proviso at the end of the first sentence thereof that is deleted by this Section 3(d).)

(e)Section 2.10(c) of the Credit Agreement is hereby amended to add a new paragraph (iv) therein to provide as follows:

“(iv)If the Borrower and the Restricted Subsidiaries have any Excess Cash outstanding for more than five (5) consecutive Business Days, the Borrower shall prepay the Borrowings on the next succeeding Business Day, which prepayment shall be in a principal amount equal to or greater than the amount of such Excess Cash as of such fifth (5th) Business Day.”

(f)Section 4.2 of the Credit Agreement is hereby amended to

(i) insert a new clause (e) therein to provide as follows:

“(e) The Borrower and the Restricted Subsidiaries shall not have any Excess Cash immediately before or after giving effect to such Borrowing, in each case determined after giving effect to any intended use of proceeds in the ordinary course of business (as certified by the Borrower, to the extent applicable, in the related Borrowing Request, and including, for the avoidance of doubt, any purpose permitted by Section 5.8) on or before the date that is five (5) Business Days after the date the Borrower receives the funds from such Borrowing, nor may such Borrowing, after giving effect to any such intended use of proceeds in the ordinary course of business (as certified by the Borrower, to the extent applicable, in the related Borrowing Request), be in an amount that would trigger a mandatory prepayment under Section 2.10(c)(iv), and such Loans shall be funded in accordance with Section 2.6 and thereafter maintained (until used in accordance with this Agreement) in (A) an account of the Borrower over which the Administrative Agent has “control” (within the meaning of Section 9-104 of the Uniform Commercial Code) or (B) an Excluded Account to the extent permitted in accordance with the definition thereof.”; and

(ii) amend the final sentence thereof to replace the phrase “clauses (a), (b), (c) and (d)” therein with the phrase “clauses (a), (b), (c), (d) and (e)”.

(g)Section 5.1(c) of the Credit Agreement is hereby amended by inserting therein the following new sentence after the period at the end of such Section:

“In addition, not later than one (1) Business Day after the date on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to either clauses (c) or (d) of Section 6.8, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth the Borrower’s calculation of the ratio of (x) Total Net Debt as of the date of such declaration, approval or agreement after giving effect to such Restricted Payment to (y) EBITDAX as of the last day of the most recent period of four consecutive fiscal quarters for which financial statements have been provided in accordance with clause (a) or (b) above.”

(h)Section 5.1 of the Credit Agreement is hereby amended to add a new clause (t) therein to provide as follows:

“(t)Cash and Cash Equivalent Investments Information. Upon the reasonable request of the Administrative Agent, the Borrower shall provide to the Administrative Agent, no later than two (2) Business Days following such request a summary of cash and Cash Equivalent Investments of the Borrower and its Restricted Subsidiaries as of such date.”

(i)Section 6.1(a) of the Credit Agreement is hereby amended by inserting the following proviso immediately prior to the period at the end of the first sentence thereof:

“; provided that the Borrower shall not permit, on any date on or after May 1, 2020, on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to clause (c) of Section 6.8, or on any date on or after December 31, 2020, on which the board of directors of the Borrower declares, approves or agrees to pay or make, directly or indirectly, any Restricted Payment pursuant to clause (d) of Section 6.8, as applicable, its ratio of (x) Total Net Debt as of the date of such declaration, approval or agreement after giving pro forma effect to such Restricted Payment to (y) EBITDAX as of the last day of the most recent period of four consecutive fiscal quarters for which financial statements have been provided in accordance with clause (a) or (b) of Section 5.1, to be greater than 2.25 to 1.0 (notwithstanding any other ratio requirement in this Agreement)”

(j)Section 6.8 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (d) therein and (ii) inserting “, and” and the following new clause (f) therein immediately prior to the existing proviso at the end of clause (e) therein to provide as follows:

“(f) the Borrower may Redeem the Series A Preferred Stock in whole or in part in accordance with the Preferred Stock Documents as in effect on the Effective Date using solely the net cash proceeds of any substantially concurrent issuance of any Permitted Debt or additional shares of common stock of the Borrower (or any combination thereof), so long as no Default or Borrowing Base Deficiency then exists or would result therefrom after giving effect to either such Redemption or such issuance.”

(k)Section 6.14(a)(iii)(B) of the Credit Agreement is hereby amended to replace the reference to “3.00:1.00” therein with “2.50:1:00”.

(l)Schedule 2.1 of the Credit Agreement is hereby amended and restated in its entirety with Annex I attached hereto.

(m)Exhibit B of the Credit Agreement is hereby amended and restated in its entirety with Annex II attached thereto.

Section 4.Correction of Scrivener’s Error in Section 2.13(c) of the Credit Agreement.  If this Amendment has become effective in accordance with Section 7 below, but the Administrative Agent has not received executed counterpart signature pages to this Amendment from each Lender, then effective as of the Amendment Effective Date, Section 2.13(c) of the Credit Agreement is hereby amended to correct a scrivener’s error by replacing the two references to “clause (b)” therein with references to “clause (a)”.

Section 5.Further Amendments to the Credit Agreement Regarding “Benchmark” Provisions.  If the Administrative Agent has received executed counterpart signature pages to this Amendment from each Lender and this Amendment has otherwise become effective in accordance with Section 7 below, then effective as of the Amendment Effective Date, the Credit Agreement is hereby further amended as follows:

(a)Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms therein in appropriate alphabetical order:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant

Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; and

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a)a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.13(b) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.13(b).

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent (in consultation with the Borrower) or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined, in either case, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in

Section 2.13(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) (i) the election by the Administrative Agent (in consultation with the Borrower) or (ii) the election by the Majority Lenders to declare, in either case, that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(b)The definition of “LIBO Rate” in Section 1.1 of the Credit Agreement is amended and restated to provide as follows:

“LIBO Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.13(b), with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, provided, that if, in any case, such rate is less than zero, the LIBO Rate shall be deemed to be zero.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided that, if any case, such rate is less than zero, the LIBO Rate shall be deemed to be zero.  Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.13(b), in the event that a Benchmark Replacement with respect to the LIBO Rate is implemented, then all references herein to the LIBO Rate shall be deemed references to such Benchmark Replacement.

(c)Section 1.8 of the Credit Agreement is hereby amended by (i) replacing each instance of “Section 2.13(c)” therein with “Section 2.13”; and (ii) adding the phrase “any Benchmark Replacement or any Benchmark Replacement Conforming Changes,” immediately after the phrase “including without limitation,” in the fifth sentence therein.

(d)Section 2.13 of the Credit Agreement is hereby amended and restated to read as follows:

“Section 2.13Alternate Rate of Interest.

(a)Circumstances Affecting LIBO Rate Availability.  Subject to clause (b) below, in connection with any request for a Eurodollar Borrowing or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate for such Interest Period with respect to a proposed Eurodollar Borrowing or (iii) the Majority Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted LIBO Rate or LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurodollar Loans and the right of the Borrower to convert any Loan to or continue any Loan as a Eurodollar Borrowing shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Borrowing together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Eurodollar Borrowing; or (B) convert the then outstanding principal amount of each such Eurodollar Borrowing to an Alternate Base Rate Borrowing as of the last day of such Interest Period.

(b)Effect of Benchmark Transition Event.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark

Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of the Adjusted LIBO Rate or LIBO Rate with a Benchmark Replacement pursuant to this Section 2.13(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.13(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.13(b).

(iv)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Borrowings to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Alternate Base Rate Borrowings.  During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the LIBO Rate will not be used in any determination of the Alternate Base Rate.”

(e)Section 9.2(c) of the Credit Agreement is hereby amended by (i) deleting the “or” at the end of clause (iii) therein and replacing it with a comma, (ii) replacing the period at the end of clause (iv) therein with “, and”, and (iii) inserting a new clause (v) therein to provide as follows:

“(v) to implement any Benchmark Replacement Conforming Changes in accordance with the terms of Section 2.13(b).”

Section 6.Ratification.  The Borrower, for itself and the other Loan Parties, hereby ratifies and confirms all of the Obligations under the Credit Agreement (as amended hereby) and the other Loan Documents, and in particular, affirms that the terms of the Security Documents secure, and will continue to secure, all Obligations after giving effect to this Amendment.

Section 7.Effectiveness.  This Amendment shall become effective upon the first date on which all of the conditions set forth in this Section 7 are satisfied (the “Amendment Effective Date”):

(a)The Administrative Agent shall have received executed counterpart signature pages to this Amendment from the Borrower, the Administrative Agent and Lenders comprising at least the Required Lenders (provided that, for the avoidance of doubt, if the Administrative Agent shall have received executed counterpart signature pages to this Amendment from each Lender, then the amendments to the Credit Agreement set forth in Section 5 of this Amendment shall also become effective (and the correction of the scrivener’s error contemplated by Section 4 of this Amendment shall be superseded thereby)); and

(b)The Borrower shall have confirmed and acknowledged to the Administrative Agent and the Lenders, and by its execution and delivery of this Amendment, the Borrower does hereby confirm and acknowledge to the Administrative Agent and the Lenders, that (i) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the Borrower and each other Loan Party; (ii) the Credit Agreement (as amended hereby) and each other Loan Document constitute valid and legally binding agreements enforceable against the Borrower and each other Loan Party that is a party thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity; (iii) the representations and warranties by the Borrower and each other Loan Party contained in the Credit Agreement and in the other Loan Documents are true and correct on and as of the date hereof as though made as of the date hereof; and (iv) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents.

Section 8.Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.Miscellaneous.  (a) On and after the effectiveness of this Amendment, each reference in each Loan Document to “this Agreement”, “this Note”, “this Mortgage”, “hereunder”, “hereof” or words of like import, referring to such Loan Document, and each reference in each other Loan Document to “the Credit Agreement”, “the Notes”, “the Mortgages”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, the Notes, or the Mortgage or any of them, shall mean and be a reference to such Loan Document, the Credit Agreement, the Notes, the Mortgage or any of them, as amended or otherwise modified by this Amendment; (b) the execution, delivery and effectiveness of this Amendment shall not, operate as a waiver of any default of the Borrower or any other Loan Party or any right, power or remedy of the

Administrative Agent or the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents and except as otherwise modified by the terms hereof, the Credit Agreement and such other Loan Documents shall remain in full force and effect; (c) this Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement; and (d) delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.  This Amendment shall constitute a Loan Document for purposes of the Credit Agreement.

Section 10.Release of Administrative Agent, Issuing Bank and Lenders; Etc.  In consideration of the amendments set forth in this Amendment, the Borrower and the Guarantors hereby release, acquit, forever discharge, and covenant not to sue, the Administrative Agent, the Issuing Bank and each Lender, along with all of their respective beneficiaries, officers, directors, shareholders, agents, employees, servants, attorneys and representatives, as well as their respective affiliates, heirs, executors, legal representatives, administrators, predecessors in interest, successors and assigns (each individually, a “Released Party” and collectively, the “Released Parties”) from any and all claims, demands, debts, liabilities, contracts, agreements, obligations, accounts, defenses, suits, offsets against the indebtedness evidenced by the Loan Documents, actions, causes of action or claims for damages or relief of whatever kind or nature, whether equitable or monetary, whether known or unknown, suspected or unsuspected by the Borrower which the Borrower, any Guarantor or any Subsidiary of any of them, has, had or may have against any Released Party, for or by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the date of this Amendment, including, without limitation, any matter that relates to, in whole or in part, directly or indirectly (a) the Credit Agreement, any promissory note, any Security Document, any other Loan Document or the transactions evidenced thereby, including, without limitation, any disbursements under the Credit Agreement, any promissory notes, the negotiation of any of the Credit Agreement, the promissory notes, the Mortgages or the other Loan Documents, the terms thereof, or the approval, administration or servicing thereof; or (b) any notice of default, event of default in reference to any Loan Document or any other matter pertaining to the collection or enforcement by any Released Party of the indebtedness evidenced by any Loan Document or any right or remedy under any Loan Document; or (c) any purported oral agreements or understandings by and between any Released Party and the Borrower or any Guarantor in reference to any Loan Document.

Section 11.Final Agreement.  THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING THIS AMENDMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its officer(s) thereunto duly authorized as of the date first above written.

BORROWER:

COMSTOCK RESOURCES, INC.,
a Nevada corporation

By: /s/ Roland O. Burns
Name:	Roland O. Burns
Title:	President and Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF MONTREAL, as Administrative Agent, Issuing Bank and Lender

/s/ James V. Ducote
Managing Partner

BANK OF AMERICA, N.A., as a Lender

/s/ Raza Jafferi
Director

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

/s/ Thomas Kleiderer
Director

MIZUHO Bank, Ltd., as a Lender

/s/ Edward Sacks
Authorized Signatory

Wells Fargo Bank, N.A., as a Lender

/s/ Johnathan Herrick
Director

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

/s/ Christopher Kuna
Senior Director

Societe Generale, as Lender

/s/ Max Sonnonstine
Director

REGIONS BANK, as Lender

/s/ Cody Chance
Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender

/s/ David M. Bornstein
Senior Vice President

CREDIT AGRICOLE COPORATE AND INVESTMENT BANK, as Lender

/s/ Michael Willis
Managing Director

/s/ Page C. Dillehunt
Managing Director

CITIZENS Bank, N.A., as Lender

/s/ Kelly Graham
Vice President

BARCLAYS BANK PLC, as Lender

/s/ Sydney G. Dennis
Director

The Huntington National Bank, as Lender

/s/ Cameron Hinojosa
Vice President

CIT BANK, N.A., as Lender

/s/ Sean M. Murphy
Managing Director

HANCOCK WHITNEY BANK, as Lender

/s/ William Jochetz
Senior Vice President

GOLDMAN SACHS BANK USA, as Lender

/s/ Jamie Minieri
Authorized Singatory